EXHIBIT 99.3

News Release	Corporate Communications	Phone: 952-351-3087
	MN01-1030	Fax: 952-351-3009
5050 Lincoln Drive
Edina, MN 55436
For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve_wold@atk.com

ATK ANNOUNCES PRICING OF $250 MILLION
CONVERTIBLE SENIOR SUBORDINATED NOTES

Minneapolis, Feb. 12, 2004 – ATK (Alliant Techsystems, NYSE:  ATK) today announced the pricing of its offering of $250 million aggregate principal amount of its 2.75 percent convertible senior subordinated notes due 2024 in a private placement pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”).  In addition, the company has granted the initial purchasers of the notes the option to purchase up to an additional $30 million aggregate principal amount of notes.  The private placement is expected to close on Feb. 19, 2004.

The notes will be unsecured, senior subordinated obligations of the company and will, subject to certain limitations, be guaranteed on a senior subordinated basis by substantially all of the company’s existing subsidiaries.  The notes will be convertible into shares of the company’s common stock upon the occurrence of certain events, at a conversion rate of 12.5843 shares per $1,000 principal amount of notes, subject to adjustment.  Interest will accrue on the notes at a rate of 2.75 percent per annum.  In addition, after Aug. 20, 2009, the company will pay additional interest of 30 basis points per annum during specified six-month periods if the trading price of the notes exceeds 120 percent of the principal amount of notes for specified periods.  The notes will be redeemable at the company’s option on or after Aug. 20, 2009, and holders of the notes will, on specified dates and upon the occurrence of certain circumstances, have the right to require the company to repurchase all or some of their notes.  The notes will mature on Feb. 15, 2024.

-more-

The company intends to use a portion of the net proceeds from the private placement, concurrently with the closing of the offering, to repurchase under its recently announced share repurchase program up to $75 million of its common stock from purchasers of the notes in negotiated transactions which the company expects will be sold short by purchasers of the notes.  The company intends to apply the remaining net proceeds toward its intended acquisition of Mission Research Corporation or for general corporate purposes.

These securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The statements in this press release regarding the use of proceeds of the offering and certain other information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected.  For further information on factors that could impact the company, and statements contained herein, reference should be made to the company’s filings with the Securities and Exchange Commission.

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